                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           PHARMACIA & UPJOHN, INC.
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

PHARMACIA & UPJOHN LOGO

                                                                   April 3, 1996

To Our Shareholders:

  Welcome to the first Annual Meeting of Shareholders of Pharmacia & Upjohn, Inc. This year's meeting will be held on Monday, May 6, 1996, at the Globe Arena in Stockholm, Sweden. Next year's Annual Meeting will be held in Kalamazoo, Michigan, and thereafter, the Annual Meeting will alternate between the two sites. A discussion of the Company's research program will begin at 2:00 p.m., led by Dr. Goran Ando, the Company's Executive Vice President for Worldwide Science and Technology, followed by the formal Annual Meeting, which will begin at 3:00 p.m. There will be a short break between Dr. Ando's discussion and the actual Annual Meeting.

  For shareholders unable to attend the meeting in Stockholm, an informational meeting will be held at the Radisson Plaza Hotel in Kalamazoo, Michigan at 10:00 a.m. on Wednesday, May 8, 1996. This meeting will include the presentations made at the Annual Meeting in Stockholm, as well as provide an opportunity for shareholders to ask questions and make comments, but no votes will be taken.

  Persons who were shareholders of the Company as of March 8, 1996, the date used to determine who can vote at the meeting, are receiving the attached proxy statement describing the matters scheduled for action at the Annual Meeting and providing certain background information on the Company's management. Shareholders will have an opportunity to vote their shares in advance of the meeting by completing and mailing the enclosed proxy card. The proxy card appoints the Chairman of the Board and the Chief Executive Officer of the Company as proxies or agents to vote your shares as you direct. Traditionally, most shareholders of American companies vote in advance of the meeting by signing and mailing in their proxy cards, even if they expect to attend the meeting in person. Accordingly, we request that you please mark and sign the enclosed proxy card and return it in the envelope provided, even if you expect to attend the meeting.

  At the meeting, five directors will be elected for a term of three years. The remaining directors will continue in office until their terms expire next year or the year thereafter. Approximately one-third of the Board of Directors will be elected each year to serve for three-year terms. The meeting will also consider the shareholder proposal included in the proxy statement and provide an opportunity for shareholders to meet members of the Board and ask questions or make comments if they wish.

  Again, we are delighted to welcome you to our new Company and its first Annual Meeting. These are exciting times, and we eagerly look ahead toward a promising future.

    /s/ JAN EKBERG                                   /s/ JOHN L. ZABRISKIE
    --------------                                   ---------------------
    Jan Ekberg                                       John L. Zabriskie
Chairman of the Board                     President and Chief Executive Officer

                            PHARMACIA & UPJOHN, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               STOCKHOLM, SWEDEN
                                  MAY 6, 1996
- --------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Pharmacia & Upjohn, Inc., a Delaware corporation, will be held on Monday, May 6, 1996, at 3:00 p.m., at the Globe Arena, Stockholm, Sweden. A discussion of the Company's research efforts and new products led by Dr. Goran Ando will be held before the formal meeting, beginning at 2:00 p.m. The purposes of the Annual Meeting are to:

     1. Elect five directors for a term of three years.

     2. Vote on a shareholder proposal.

     3. Transact such other business as may properly come before the meeting.

  There will also be an informational meeting for shareholders on Wednesday, May 8, 1996 at 10:00 a.m. at the Radisson Plaza Hotel, 100 West Michigan Avenue, Kalamazoo, Michigan. This meeting will include the presentations provided during the Annual Meeting in Stockholm, but no votes will be taken at this informational meeting.

  Shareholders will have an opportunity to ask questions and make comments at either meeting.

  Only shareholders of record at the close of business on March 8, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                            By Order of the Board
April 3, 1996                               Kenneth M. Cyrus
                                            Secretary

- --------------------------------------------------------------------------------

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                            PHARMACIA & UPJOHN, INC.
                          KNYVETT HOUSE, THE CAUSEWAY
                      STAINES, MIDDLESEX TW18 3BA ENGLAND

                                PROXY STATEMENT

  This proxy statement is being distributed to shareholders of Pharmacia & Upjohn, Inc. (the "Company") on or about April 3, 1996 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the Globe Arena, Stockholm, Sweden, on Monday, May 6, 1996, at 3:00 p.m.

  Any person giving a proxy has the power to revoke it at any time before it is voted. The Company will bear the costs of solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The Company has engaged the services of
D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee not to exceed $20,000, plus out-of-pocket expenses.

  It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential, except where disclosure may be required by applicable law, where disclosure is expressly requested by a shareholder, and in proxy solicitations not approved and recommended by the Board of Directors, and that the tabulators and the inspectors of election be independent and not employees of the Company.

  Shareholders of record at the close of business on March 8, 1996 are entitled to notice of and to vote at the meeting. At the close of business on January 31, 1996, the Company had 507,256,263 shares of Common Stock outstanding, each share being entitled to one vote. These shares will be voted as specified in the shareholder's proxy card or by the shareholder in person or through his nominee at the Annual Meeting. The Company's fiscal year is a calendar year.

  At the close of business on January 31, 1996, shares of Convertible Perpetual Preferred Stock of the Company were held by The Employee Stock Ownership Trust pursuant to The Company's Employee Savings Plan. These shares have votes equivalent to 10,460,704 shares of Common Stock. Each participant in the Plan may direct State Street Bank and Trust Company, as the Trustee of the Plan, how to vote the shares allocated to the participant's account under the Plan. A participant may also direct the Trustee how to vote the participant's "proportionate share" of the votes attributable to shares which have not been allocated to participant accounts or for which no instructions were timely received. If a participant is also a shareholder of record, the proxy card given by such person will govern the voting of shares held by the participant both directly and through the Plan.

  Matters submitted to a vote of shareholders, other than the election of directors, must be approved by the holders of a majority of the shares voting at the Annual Meeting whether in person, by nominee or by proxy card. In determining whether a quorum exists at the meeting, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. With respect to the shareholder proposal, abstentions will be counted in the denominator of the fraction used to determine if this proposal has been approved by a majority of the shares voted, while broker non-votes will not be counted in the denominator. Thus, an abstention will have the same effect as a vote "against" the shareholder proposal, while a broker non-vote will merely reduce the number of shares voting on the proposal. With respect to the election of directors, neither abstentions nor broker non-votes will have the effect of a vote "against" a particular nominee, as the nominees receiving the five highest vote "for" totals will be elected as directors of the Company. If an individual has signed the Company's proxy card but failed to indicate a vote "for," "against" or "abstaining" from a particular proposal, such proxy will be voted for all nominees, against all shareholder proposals and in the proxies' discretion on any other matters that may properly come before the meeting.

                           ELECTION OF FIVE DIRECTORS

  The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the Company's proxy to vote to elect Richard H. Brown, M. Kathryn Eickhoff, Jan Ekberg, Berthold Lindqvist and Bengt Samuelsson as directors.

  It is expected these nominees will serve, but if, for any unforeseen cause, any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising before the Annual Meeting of Shareholders in accordance with the discretionary authority of the proxies.

  Information with respect to the nominees for election and the directors continuing in office with respect to age and positions with the Company or other principal occupations for the past five years follows. Each individual was initially elected as a director of the Company in November 1995 following the combination (the "Combination") of The Upjohn Company ("Upjohn") and Pharmacia AB ("Pharmacia").

                       NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                             FOR THREE-YEAR TERM EXPIRING IN 1999
                    RICHARD H. BROWN, AGE 48, PRESIDENT AND CHIEF EXECUTIVE OFFICER, H&R
RICHARD H.          BLOCK, INC., TAX AND OTHER FINANCIAL SERVICES. Prior to joining H&R Block
BROWN PHOTO         in August 1995, Mr. Brown had been Vice Chairman of Ameritech Corp, a telecommunications company. He had held such position since January 1993, and before that had been President and Chief Executive Officer of Illinois
                    Bell Telephone Company. He is a member of the Board of Directors of H&R
                    Block, Inc. and is Vice Chairman of the board of trustees of Ohio
                    University Foundation. He also serves actively in many non-profit organizations. He had served as a Director of Upjohn before the
                    Combination. He is a member of the Executive and the Compensation
                    Committees of the Board of Directors.

                    M. KATHRYN EICKHOFF, AGE 56, PRESIDENT, EICKHOFF ECONOMICS INCORPORATED,
M. KATHRYN          ECONOMIC CONSULTANTS. Ms. Eickhoff is the former Associate Director for
EICKHOFF PHOTO      Economic Policy, United States Office of Management and Budget. She also serves as a director of AT&T, and Tenneco Inc. Ms. Eickhoff is a member of several business organizations including the Conference of Business
                    Economists, the Economic Club of New York and the National Association of
                    Business Economists. She had served as a Director of Upjohn before the
                    Combination. She is a member of the Audit Committee of the Board of
                    Directors. The Company has retained Eickhoff Economics Incorporated to provide economic consulting services to the Company for an annual fee of
                    $25,000.

                    JAN EKBERG, AGE 59, CHAIRMAN OF THE BOARD OF THE COMPANY. Prior to the
JAN EKBERG          Combination, Mr. Ekberg had been President and Chief Executive Officer of
PHOTO               Pharmacia, and, before that, had been President and Chief Executive
                    Officer of Pharmacia's predecessor companies. He is a member of the boards of directors of Oy Partek AB, AB Volvo Personvagnar and Nobelpharma AB. He
                    is a member of the Federation of Swedish Industries and the Royal Swedish
                    Academy of Engineering Sciences. He is also a member of the Supervisory
                    Board of Huhtamaki Oy. He had served as a Director of Pharmacia before the
                    Combination. He is a member of the Executive Committee of the Board of
                    Directors.

                    BERTHOLD LINDQVIST, AGE 57, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
BERTHOLD            GAMBRO AB, A GLOBAL MEDICAL TECHNOLOGY COMPANY. Mr. Lindqvist is also a
LINDQVIST PHOTO     board member of Gambro AB, Besam AB, PLM AB, Inductus AB and Securitas AB.
                    He had served as a Director of Pharmacia before the Combination. He is a member of the Compensation Committee of the Board of Directors.

                    BENGT SAMUELSSON, M.D., AGE 61, PROFESSOR OF MEDICAL AND PHYSIOLOGICAL
BENGT               CHEMISTRY, AND, FORMERLY, PRESIDENT, KAROLINSKA INSTITUTE, STOCKHOLM. He
SAMUELSSON,         was the Nobel Laureate in Physiology of Medicine in 1982 and is currently
M.D. PHOTO          Chairman of the Nobel Foundation. He is also a member of the boards of directors of Svenska Handelsbanken and the Liposome Company. Dr.
                    Samuelsson is a member of the Royal Swedish Academy of Sciences, the
                    American Academy of Arts and Sciences, the Association of American
                    Physicians, Academie des Sciences, Paris, the U.S. National Academy of
                    Sciences, and the Royal Society, London. He had served as a Director of
                    Pharmacia before the Combination. He is a member of the Nominating
                    Committee of the Board of Directors.

                    MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                    TERM EXPIRING IN 1997

                    FRANK C. CARLUCCI, AGE 65, CHAIRMAN, THE CARLYLE GROUP, A MERCHANT BANK.
FRANK C.            Mr. Carlucci had been Vice Chairman of The Carlyle Group from 1989 to
CARLUCCI PHOTO      1993. He served as U.S. Secretary of Defense from 1987 to 1989. Mr.
                    Carlucci is currently on the boards of directors of Ashland Oil, Inc., BDM
                    International, Bell Atlantic Corporation, CB Commercial Real Estate Group,
                    Inc., General Dynamics Corporation, Kaman Corporation, Massachusetts
                    Mutual Life Insurance Company, Neurogen Corporation, Northern Telecom
                    Limited, The Quaker Oats Company, SunResorts, Ltd., N.V., Texas
                    Biotechnological Corporation, and Westinghouse Electric Corporation. He
                    also serves on the board of trustees for the nonprofit Rand Corporation.
                    He had served as a Director of Upjohn before the Combination. He is a member of the Audit Committee of the Board of Directors.

                    SOREN GYLL, AGE 55, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF AB VOLVO, AN
SOREN GYLL          AUTOMOBILE MANUFACTURER. Mr. Gyll had been Chairman of Procordia AB, the
PHOTO               predecessor of Pharmacia, since 1992 and before that had served as
                    Pharmacia's President and Chief Executive Officer. Mr. Gyll is a member of the boards of directors of AB Catena, AB Custos, Svensk Interkontinental
                    Lufttrafik, AB Volvo, the Federation of Swedish Industries, and the
                    Swedish Employer's Confederation. Mr. Gyll is also a member of the Royal
                    Swedish Academy of Engineering Sciences, the Central Board of the
                    Association of Swedish Engineering Industries, and the board of the
                    Swedish Engineering Employers' Association. He had served as a Director of
                    Pharmacia before the Combination. He is a member of the Executive
                    Committee of the Board of Directors.

                    GORAN LINDEN, AGE 52, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SWEDISH
GORAN LINDEN        MATCH AB, AN INTERNATIONAL MANUFACTURER AND MARKETER OF TOBACCO PRODUCTS,
PHOTO               MATCHES AND DISPOSABLE LIGHTERS. Mr. Linden is also a member of the Board of Partena AB, Retriva AB, Procordia Fastigheter AB, Swedish Match AB,
                    Alfred Berg Holding AB, Cultor AB, Lithells AB, Pripps-Ringnes AB and
                    Monark Stiga AB. He had served as a Director of Pharmacia before the
                    Combination. He is a member of the Audit Committee of the Board of
                    Directors.

                    WILLIAM U. PARFET, AGE 49, CO-CHAIRMAN OF MPI RESEARCH, LLC, A PRE-
WILLIAM U.          CLINICAL AND CLINICAL PHARMACEUTICAL TESTING LABORATORY. Previously he
PARFET PHOTO        served from October 1993 to January 1996 as President and Chief Executive
                    Officer of Richard-Allan Medical Industries, a medical device manufacturer. Prior to that, he had served as Vice Chairman of the Board of Upjohn (during 1993), and was President (1991-93) and Executive Vice
                    President (1989-91) of Upjohn. Mr. Parfet serves as a member of the boards of directors of Bissell, Inc., CMS Energy Corporation, the Financial
                    Accounting Foundation, Flint Ink Corporation, Old Kent Financial
                    Corporation, Stryker Corporation and Universal Foods, Inc. He had served as a Director of Upjohn before the Combination. He is a member of the
                    Nominating Committee of the Board of Directors. From time to time, the
                    Company has retained MPI Research, Inc. (or its predecessor, International
                    Research and Development Corporation) to conduct pre-clinical and clinical testing work for the Company. Mr. Parfet is the brother of Donald R.
                    Parfet, Senior Vice President of the Company.

                    ULLA REINIUS, AGE 58, PRESIDENT OF FINANSFAKTA AB, FINANCIAL AND
ULLA REINIUS        INFORMATION CONSULTANTS. Ms. Reinius is a member of the boards of
PHOTO               directors of Uppsala University/Capital and Property Administration, the
                    Swedish Association for Share Promotion and Aboro Consultants. She is a
                    former member of the Swedish Government Ethical Committee. She had served as a Director of Pharmacia before the Combination. She is a member of the
                    Audit Committee of the Board of Directors.

                    JOHN L. ZABRISKIE, PH.D., AGE 56, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
JOHN L.             THE COMPANY. Prior to joining Upjohn as Chairman and Chief Executive
ZABRISKIE PHOTO     Officer in 1994, Dr. Zabriskie had spent his entire career with Merck &
                    Co., Inc., having served as Executive Vice President of Merck & Co., Inc., and President, Merck Manufacturing Division before joining Upjohn. He was formerly active in the Pharmaceutical Research and Manufacturers
                    Association of America and in the debate over health care reform as a member of the Healthcare Leadership Council and the Jackson Hole Group for
                    Healthcare Reform. Dr. Zabriskie has served on the boards of First of
                    America Bank Corporation, Penjerdel Corporation, Pennsylvania
                    Biotechnology Association, the National Pharmaceutical Council, Inc.,
                    Morristown Memorial Hospital and Wells College. He is currently a director of Kellogg Company. He had served as Chairman of the Board of Directors of
                    Upjohn before the Combination. He is a member of the Executive Committee of the Board of Directors.

                    MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                    TERM EXPIRING IN 1998
                    GUSTAF DOUGLAS, AGE 58, CHAIRMAN OF INVESTMENT AB LATOUR, AN INVESTMENT
DOUGLAS GUSTAF      HOLDING COMPANY. Mr. Douglas is also Vice Chairman of Securitas AB and
PHOTO               Sveriges Television AB, and is a member of the boards of directors of Assa
                    Abloy AB, Hagstromer & Qviberg, Munksjo, and Stiftelsen Svenska Dagbladet.
                    He had served as a Director of Pharmacia before the Combination. He is a member of the Compensation Committee of the Board of Directors.

                    DARYL F. GRISHAM, AGE 69, PRESIDENT AND CHIEF EXECUTIVE OFFICER, PARKER
DARYL F.            HOUSE SAUSAGE COMPANY, A FOOD COMPANY. Mr. Grisham is a former director
GRISHAM PHOTO       for G. D. Searle and Company and Illinois Bell Telephone Co. He currently serves as a director of Harris Bankcorp, Inc.; Lincoln Park Zoological
                    Society; the Rehabilitation Institute of Chicago and Lyric Opera of
                    Chicago. He is a trustee of Northwestern University. He had served as a
                    Director of Upjohn before the Combination. He is a member of the
                    Compensation Committee of the Board of Directors.

                    WILLIAM E. LAMOTHE, AGE 69, FORMER CHAIRMAN OF THE BOARD AND CHIEF
WILLIAM E.          EXECUTIVE OFFICER OF KELLOGG COMPANY, A FOOD COMPANY. Mr. LaMothe is also
LAMOTHE PHOTO       a former director of the Food and Drug Law Institute, Kimberly Clark
                    Corporation, Unisys Corporation and the Western Michigan University
                    Foundation. He is currently a director of Allstate Insurance Companies,
                    Kellogg Company and Sears Roebuck and Company. He is a member of the board of the W. K. Kellogg Foundation and a trustee of the W. K. Kellogg
                    Foundation Trust. He also serves on the board of the Battle Creek
                    Community Foundation. He had served as a Director of Upjohn before the
                    Combination. He is a member of the Nominating Committee of the Board of
                    Directors.

                    OLOF LUND, AGE 65, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CELSIUS AB, A
OLOF LUND PHOTO     DEFENSE MANUFACTURING COMPANY. Mr. Lund is the Chairman of AssiDoman AB,
                    Hasselfors AB and Enator AB, and is a member of the board of directors of the Federation of Swedish Industries. Mr. Lund is also a member of the
                    Royal Academy of Sciences. He had served as a Director of Pharmacia before the Combination. He is a member of the Executive and Nominating Committees of the Board of Directors.

                    WILLIAM D. MULHOLLAND, AGE 69, FORMER CHAIRMAN OF THE BOARD AND CHIEF
WILLIAM D.          EXECUTIVE OFFICER OF THE BANK OF MONTREAL. Mr. Mulholland is currently a
MULHOLLAND          director of Canadian Pacific Ltd. He was formerly a member of the board of
PHOTO               directors of the Bank of Montreal, Harris Trust and Savings Bank,
                    Kimberly-Clark Corporation, Rio Tinto Zinc Corporation, Standard Life
                    Assurance Company and Consolidated Bathurst Corporation. Mr. Mulholland
                    has received honorary Doctor of Laws degrees from Memorial University and
                    Queen's University. He had served as a Director of Upjohn before the
                    Combination. He is a member of the Executive Committee of the Board of
                    Directors.

                   INFORMATION CONCERNING SECURITY OWNERSHIP

  Under regulations of the United States Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares.

  Set forth in the following table is the beneficial ownership of holders of 5% or more of the Company's Common Stock as of February 14, 1996:

                   SHARES OF COMMON STOCK BENEFICIALLY OWNED

                          NAME AND ADDRESS                                   AMOUNT OF
                         OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP    % OF CLASS
- ---------------------------------------------------------------------   --------------------    ----------
AB Volvo(1)..........................................................        69,765,766            14.7
Ministry of Industry and Commerce(2)(3)..............................        35,766,282             7

- -------------------------
(1) Based on information available to the Company, it is believed that these shares are held by AB Volvo through Fyrstegen AB, S-405 08 Goteborg, Sweden.

(2) Based on information available to the Company, it is believed that these shares are held by the Ministry of Industry and Commerce of the Kingdom of Sweden through Forvaltningsaktiebolaget Stattum, Fredsgatan 8, S-103 33, Stockholm, Sweden.

(3) In the form of Swedish Depositary Shares.

  Set forth in the following table are the beneficial ownership of the Company's Common Stock (either as Common Stock or in the form of Swedish Depositary Shares) as of the close of business on January 31, 1996 of individual directors and nominees, the five most highly compensated officers of the Company, and all directors and such officers as a group.

                                                     SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                                       -------------------------------------------------------------------------
                                                                         SHARED
                                         TOTAL      SOLE VOTING          VOTING          OPTIONS
                                       AMOUNT OF      AND/OR             AND/OR        EXERCISABLE
                                       BENEFICIAL   DISPOSITIVE        DISPOSITIVE      WITHIN 60        % OF
                                       OWNERSHIP       POWER              POWER           DAYS          CLASS
                                       ---------    -----------        -----------     -----------    ----------
Goran A. Ando.......................       1,000                           1,000                           *
Richard H. Brown(2).................       5,323        5,323(3)                                           *
Frank C. Carlucci...................      16,057       16,057(3)                                           *
Kenneth M. Cyrus....................     259,124       42,173(4)                          216,951          *
Gustaf Douglas......................     120,250                         120,250                           *
M. Kathryn Eickhoff.................       4,692        4,692(3)                                           *
Jan Ekberg(2).......................       4,550                           4,550                           *
Daryl F. Grisham....................      18,861       18,861(3)                                           *
Soren Gyll..........................       6,000                           6,000                           *
William E. LaMothe(2)...............      25,236       25,236(3)                                           *
Goran Linden........................         550                             550                           *
Berthold Lindqvist..................         250                             250                           *
Olof Lund...........................         725                             725                           *
William D. Mulholland...............      10,719       10,719(3)                                           *
William U. Parfet...................   1,356,561      727,369(3)(4)      409,987(5)       219,205          *
Ulla Reinius........................         250                             250                           *
Robert C. Salisbury.................     280,074       35,298(4)                          244,776          *
Bengt Samuelsson....................                                                                       *
Ley S. Smith(2).....................     429,105       30,479(4)                          398,626          *
John L. Zabriskie(2)................     660,985       51,985(4)                          609,000          *
Directors and Five Named Officers as
  a Group (20 persons)(2)...........   3,200,312      968,192            543,562        1,688,558          *

- -------------------------
* Less Than 1%
                                             (notes continued on following page)

(1) Excludes the following share units which were awarded under the Company's prior Incentive Compensation Plans but payment of which is deferred: K. M. Cyrus, 32,040; W. U. Parfet, 794; R. C. Salisbury, 14,660; L. S. Smith, 13,211; J. L. Zabriskie, 7,057; and directors and such officers as a group, 67,762.

(2) Excludes 507 shares held by the spouse of R. H. Brown; 610 shares held by the spouse of J. Ekberg; 1,139 shares held by the spouse of W. E. LaMothe; 3,190 shares held by the spouse of L. S. Smith; and 145 shares held by the spouse of J. L. Zabriskie; and 5,591 shares held by the spouses of directors and such officers as a group.

(3) Includes the following number of shares representing deferred directors' fees payable in stock which are held in trust with respect to which the individual has shared voting power: R. H. Brown, 4,844; F. C. Carlucci, 15,332; M. K. Eickhoff, 2,517; D. F. Grisham, 18,716; W. E. LaMothe, 22,046;
    W. D. Mulholland, 6,359; and W. U. Parfet, 234.

(4) Includes the following number of shares or share equivalents credited under the Company's Employee Savings Plan with respect to which the individual has sole voting power: K. M. Cyrus, 8,021; W. U. Parfet, 6,249; R. C. Salisbury, 6,247; L. S. Smith, 2,588; J. L. Zabriskie, 140; and directors and such officers as a group, 23,245.

(5) Includes shares held in trust over which voting and/or dispositive power is shared in his capacity as trustee under various trusts.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held only one meeting after the Combination during 1995 but plans seven meetings during 1996. The Board consists entirely of non-employee directors except for the President and Chief Executive Officer of the Company.

  The Compensation Committee of the Board of Directors met once during 1995 to establish the initial compensation of the Board and the Company's executive officers. Current members of the Compensation Committee are R. H. Brown, Chairman, G. Douglas, D. F. Grisham, and B. Lindqvist, none of whom is an employee nor eligible for incentive compensation or stock option awards from the Company.

  The Audit Committee assists the Board in overseeing the accounting, financial reporting, auditing, internal control and business ethics policies and procedures of the Company. The Committee met once in 1995, and recommended to the Board the appointment of Coopers & Lybrand, LLP and KPMG Peat Marwick, LLP as independent auditors of the Company. Current members of the Audit Committee are G. Linden, Chairman, F. C. Carlucci, M. K. Eickhoff and U. Reinius.

  The Nominating Committee of the Board met once during 1995. The Committee makes recommendations to the Board regarding Board and committee nominees and membership, director performance, officer candidates and plans for management succession. The Committee also reviews and recommends to the Board appropriate corporate governance policies and practices. The Committee will consider director nominees recommended by shareholders. Any such recommendations should be made in writing to the Secretary of the Company. Current members of the Nominating Committee are W. E. LaMothe, Chairman, O. Lund, W.U. Parfet and B. Samuelsson.

                        BOARD OF DIRECTORS COMPENSATION

  Annual compensation for non-employee members of the Board of Directors consists of a retainer fee of $50,000 ($100,000 for the Chairman of the Board) and 500 shares of the Company's Common Stock. In addition, the chairperson of each Board committee receives an annual fee of $5,000. There are no special fees for attending meetings or serving on regular Board committees. The Company's President and Chief Executive Officer does not receive separate compensation for serving on the Board of Directors. The Company has retained J. Ekberg, Chairman of the Board of the Company, to assist in the process of combining the businesses of Upjohn and Pharmacia for a fee of $169,000 during 1996 and a fee of $56,000 during 1997.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee, consisting of four independent directors, none of whom has ever served as an officer or employee of the Company or has any known conflicts, is responsible for the establishment and oversight of executive compensation policies and practices.

COMPENSATION POLICIES

  In general, the Company seeks to encourage and reward executive efforts which create shareholder value through achievement of corporate objectives, business strategies and performance goals, by blending annual and long-term cash and equity compensation and, in so doing, to align the interests of executives with those of shareholders. More specifically, the Committee's compensation policies can be summarized as:

(a) total executive compensation should be targeted at or near the mean competitive level of comparable global pharmaceutical companies for competitive performance, and, similarly, differentiated performance should be recognized;

(b) incentive-based (at-risk) compensation should be at least 30% of total cash compensation, with the higher-ranking executives having a greater proportion of incentive-based compensation;

(c) with respect to incentive-based (at-risk) compensation, at least 50% should be based upon external standards of competitive performance rather than internally established goals; and

(d) equity-based compensation should be used to further link executive performance to shareholder interests, promote and encourage stock ownership in the Company and provide an incentive to create long-term shareholder value.

  It is the Committee's belief that a compensation program designed around these policies will enhance the returns to the Company's shareholders relative to the group of comparable global pharmaceutical companies, consisting of American Home Products, Astra Pharmaceutical Products Group, Bristol-Myers Squibb Co., Eli Lilly and Company, Glaxo Wellcome Group, Hoffman-LaRoche, Merck & Co., Inc., Pfizer Inc., Rhone-Poulenc Rorer, Schering-Plough Corporation, SmithKline Beecham and Zeneca Pharmaceuticals Group. Each component of compensation (base salary, annual incentive bonus, and long-term equity-based compensation) is described more fully below.

BASE SALARIES

  Executive salaries are based on several factors: competitive labor market position determined from market surveys, level of job responsibility, and individual performance. Our objective is to ensure a base salary component that is competitive (at a level near the mean of comparable global pharmaceutical companies) and allows for attracting and retaining key talent. Officer performance ratings and salary increases are reviewed by the Committee annually.

INCENTIVE-BASED COMPENSATION

  Payments under the Company's Incentive Compensation Plan are the "at-risk" or variable component of annual executive compensation, constituting at least 30% of total cash compensation, with senior executives having the highest proportion of incentive-based compensation.

  In 1996, 50% of targeted incentive compensation will be dependent upon Total Market Return and the relative growth in Earnings Per Share as the external standards of competitive performance.

Each factor is weighted equally and measured against the group of comparable global pharmaceutical companies. The remaining 50% of targeted incentive compensation will be determined by the achievement of specific internal performance measurements established for such executives.

LONG-TERM EQUITY-BASED COMPENSATION

  The Committee each year grants annual stock options, with ten-year terms at an exercise price equal to the fair market value on the date of grant, having a value based on the level of stock price appreciation over the market price on the date of grant. This provides an incentive for executives to develop shareholder value and rewards them in proportion to the gain received by other shareholders. The Committee considers the level of stock options granted by the group of comparable global pharmaceutical companies and the number of Company stock options previously granted in reaching its decision to make additional grants of stock options, but does not have a specific weighting formula for each factor.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  The U.S. Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based upon non-discretionary, pre-established performance goals. The Committee believes the stock options granted to the Company's executive officers meet the requirements for fully deductible compensation. However, the annual incentive compensation plan reserves some discretion for the Committee in determining awards in order to ensure that the efforts of the incentive compensation group are compensated fairly and appropriately. As a result, such awards may not be fully deductible under the Internal Revenue Code.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The compensation of J. L. Zabriskie, President and Chief Executive Officer of the Company, was established by the Committee based on an analysis of his past performance as Chairman and Chief Executive Officer of Upjohn, which exceeded both internal and external performance measurements, consideration of his expanded responsibilities as President and Chief Executive Officer of a much larger and more complex business, review of comparable compensation of chief executive officers of other leading global pharmaceutical companies and application of the compensation policies described above. Consideration was also given to the key role J. L. Zabriskie played in bringing Upjohn and Pharmacia together, his progress in implementing the merger and the significant increase in shareholder value as a result. Since August 20, 1995, when the combination was announced, until March 1, 1996, the aggregate market capitalization of the two companies increased from $13.2 billion to $21.8 billion, a gain of 65.2%.

  The Committee will evaluate the performance of the Company's Chief Executive Officer at least annually based upon both the Company's financial performance and the extent to which the strategic and business goals established for the Company are met. The Committee does not assign relative weights or rankings to particular factors but makes its determination based upon a consideration of all such factors.

  J. L. Zabriskie's annual base salary for 1996 has been set at $950,000. He also received an incentive compensation target for 1996 of $850,000, and was granted stock options for 180,000 shares of the Company's Common Stock, which will become exercisable after January 22, 1997 at $37.8125 per share.

                             COMPENSATION COMMITTEE

R. H. Brown            G. Douglas           D. F. Grisham           B. Lindqvist

                             EXECUTIVE COMPENSATION

  The following table shows the total compensation received for the last three calendar years (or for such shorter period that the individual has been employed by the Company and its predecessors) by the Chief Executive Officer of the Company, by the remaining three executive officers of the Company (G. A. Ando, R. C. Salisbury and K. M. Cyrus) and by the next most highly compensated officer of the Company. Compensation shown was received by the individual from the Company, and prior to the Combination, from either Upjohn or Pharmacia.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                           ---------------------------     ------------------------------------------------------
                                                                             RESTRICTED
                                                                                STOCK           SECURITIES
                                                                           AND PERFORMANCE      UNDERLYING
 NAME AND PRINCIPAL                            BASE                         SHARE AWARDS          OPTIONS           ALL OTHER
 POSITION (4)                     YEAR        SALARY          BONUS            (1)(2)          (# OF SHARES)     COMPENSATION(3)
- ---------------------------------------------------------------------------------------------------------------------------------
J. L. Zabriskie, (4)              1995       $904,167       $1,172,760        $ 336,250           174,000            $  6,525
 President and                    1994       $800,000       $  731,272        $ 490,508           507,500                   0
 Chief Executive Officer
L. S. Smith, (4)                  1995       $541,047       $  575,576        $ 168,125            87,000            $  6,525
 Executive Vice President         1994       $480,000       $  431,262        $ 152,686            46,400            $  4,575
                                  1993       $415,417       $  462,408                0            58,000            $  5,494
G. A. Ando, (4)(5)                1995       $407,430       $  201,368                                               $111,000
 Executive Vice President
R. C. Salisbury, (4)              1995       $369,797       $  298,822        $  78,481            40,600            $  6,525
 Executive Vice President         1994       $300,042       $  205,514        $ 114,500            34,800            $  4,596
 and Chief Financial Officer      1993       $275,000       $  206,876                0            65,250            $  6,368
K. M. Cyrus, (4)                  1995       $318,287       $  263,110        $  71,756            37,120            $  6,525
 Senior Vice President,           1994       $281,875       $  184,849        $ 114,500            34,800            $  4,610
 Secretary and General Counsel    1993       $260,000       $  193,126                0            58,000            $  6,368

- -------------------------
(1) In 1994, J. L. Zabriskie received restricted stock, which will become non-forfeitable on May 1, 1996, which is included in the table at $204,258, which represents the fair market value on the date of grant. As of December 31, 1995, based on the closing market price of the Company's Common Stock on that date of $38.75, the restricted stock was valued at $395,328.

(2) The Performance Shares included in the table represent the fair market value of the number of shares of the Company's Common Stock on the date of grant. The performance shares were to have been earned over two and three year periods based on certain financial measurements of The Upjohn Company. However, in February 1996, the Compensation Committee of Upjohn determined that the Performance Share measurements were no longer valid for the new Company, and the amount of proportionate payout as of such time will be paid to the recipients. The estimated value of the payments which will be made in shares of the Company's Common Stock are as follows: J. L. Zabriskie, $315,000; L. S. Smith, $164,000; R. C. Salisbury, $105,000; and K. M. Cyrus,
    $103,000.

(3) All other compensation represents the Company match under the Company's Employee Savings Plan and, for G. A. Ando, the amount of a supplemental pension contribution.

(4) Until elected as a new officer of the Company, J. L. Zabriskie had been Chairman of the Board and Chief Executive Officer of Upjohn; L. S. Smith had been President and Chief Operating Officer of Upjohn; G. A. Ando had been Executive Vice President and Deputy Chief Executive Officer of Pharmacia (hired on February 15, 1995); R. C. Salisbury had been Executive Vice President and Chief Financial Officer of Upjohn; and K. M. Cyrus had been Executive Vice President, Secretary and General Counsel of Upjohn.

(5) In addition to the compensation shown in the table, G. A. Ando was reimbursed for housing accommodations in Stockholm at a value of approximately $27,500 and was provided use of a car valued at approximately $10,500.

                              STOCK OPTION GRANTS

  During 1995, the following officers, who were then officers of Upjohn, received the following stock options from Upjohn that have been converted into options to purchase the Company's Common Stock following the Combination. These stock options, which have an exercise price equal to the market price on date of grant, provide value to the officers in proportion to the value provided to all shareholders based on appreciation in the Company's stock price. The potential realizable value of each grant is illustrated assuming that the market price of the Company's stock appreciates in value at annualized 5% and 10% rates during the ten-year term of the options. If the stock were to appreciate in value at annualized 5% and 10% rates, the Company's total market capitalization would increase from $21.8 billion, the value as of March 1, 1996, to $35.5 billion and $56.5 billion, respectively. The Company is unable to predict or estimate the Company's actual future stock price or place a reasonably accurate present value on the options granted. Options can be exercised in full after one year of employment from the date of grant with payment in either cash or shares of the Company's Common Stock. Upon a stock-for-stock exercise, the optionee will receive a new, non-qualified reloaded stock option at the then current market price for the number of shares tendered to exercise the option. The reloaded stock option will have an exercise term equal to the remaining term of the exercised option. Options may only be exercised during employment or within three months after employment ceases, except that following retirement at or after age 65 or other approved termination of employment, stock options may be exercised for periods up to five years (but not beyond the original expiration date of the option).

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR
           (ADJUSTED TO REFLECT SHARES OF THE COMPANY'S COMMON STOCK)


                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                                                                                            RATES OF STOCK PRICE
                                                                                              APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                        TEN-YEAR OPTION TERM
- ---------------------------------------------------------------------------------------    -----------------------
                                NUMBER OF      % OF TOTAL
                                SECURITIES      OPTIONS
                                UNDERLYING     GRANTED TO     EXERCISE OR
                                 OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION
            NAME                 GRANTED      FISCAL YEAR       ($/SH)          DATE         5%($)        10%($)
- -----------------------------   ----------    ------------    -----------    ----------    ----------   ----------
J. L. Zabriskie..............     174,000          6.79%        23.1896        2/21/05      2,537,584    6,430,735
L. S. Smith..................      87,000          3.39%        23.1896        2/21/05      1,268,792    3,215,368
                                   13,050*                      24.4827        2/16/03        152,547      365,376
R. C. Salisbury..............      40,600          1.58%        23.1896        2/21/05        592,103    1,500,505
                                   12,746*                      24.1379        2/16/03        146,895      351,838
                                    4,303*                      30.3448        2/16/03         62,343      149,323
                                    9,971*                      30.3448        2/15/04        166,814      410,872
K. M. Cyrus..................      37,120          1.45%        23.1896        2/21/05        541,351    1,371,890
                                   18,300*                      24.1379        2/16/03        210,903      505,150
                                    8,590*                      30.6034        2/16/03        125,515      300,630
                                   15,176*                      30.6034        2/15/04        256,057      630,681

- -------------------------
* Represents reloaded stock option grant received by L. S. Smith, R. C. Salisbury and K. M. Cyrus in 1995 at the then current market price for the number of shares tendered by them in a stock-for-stock option exercise during the year.

                             STOCK OPTION EXERCISES

  The following table shows the number of stock options exercised and the value realized by the named officers during 1995 and the number of unexercised stock options remaining at year-end and the potential value thereof based on the year-end closing market price of the Company's Common Stock of $38.75:

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES             VALUE OF
                                                                      UNDERLYING           UNEXERCISED
                                                                      UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS AT            OPTIONS AT
                                                                       FY-END(#)            FY-END($)
                                        SHARES                      ---------------    --------------------
                                      ACQUIRED ON       VALUE        EXERCISABLE/          EXERCISABLE/
               NAME                   EXERCISE(#)    REALIZED($)     UNEXERCISABLE        UNEXERCISABLE
- -----------------------------------   -----------    -----------    ---------------    --------------------
J. L. Zabriskie....................           0               0     362,500/319,000    $6,781,251/5,420,010
L. S. Smith........................      16,437       $  82,893     311,626/ 87,000    $4,530,914/1,353,755
R. C. Salisbury....................      43,965       $ 391,023     160,902/ 83,874    $2,145,897/1,230,480
K. M. Cyrus........................      59,776       $ 513,295     134,315/ 82,636    $1,681,058/1,130,278

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

  Since the Company became public only on November 2, 1995, the Company's cumulative total shareholder return over a five-year period cannot be provided. However, on August 20, 1995, when the Combination was first announced, the total market capitalization of the two companies was $13.2 billion; on November 2, 1995, the effective date of the Combination, the total market capitalization of the Company was $18.3 billion; and on March 1, 1996, the total market capitalization of the Company was $21.8 billion. The following graph shows the change in the Company's cumulative total shareholder return (stock price appreciation plus the cumulative value of reinvested dividends) compared to the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care (Drugs) Index (which includes Eli Lilly & Co., Merck & Co., Pfizer, Inc., Schering-Plough and the Company). The graph shows the relative increase in value of $100 invested on November 2, 1995, when public trading in the Company's Common Stock began, until March 29, 1996. The stock performance as shown on the Performance Graph should not be interpreted as a prediction of future stock performance.

                     TOTAL SHAREHOLDERS RETURN PREPARED FOR
                             PHARMACIA & UPJOHN INC

                                                                  S&P HEALTH
      MEASUREMENT PERIOD          PHARMACIA &     S&P 500 IN-    CARE (DRUGS)
    (FISCAL YEAR COVERED)        UPJOHN, INC.         DEX            INDEX
NOV 2, 1995                             100.00          100.00          100.00
MARCH 29, 1996                          110.32          110.25          115.44

  This total shareholders return model assumes reinvested dividends. Prepared by Standard & Poor's Compustat Services, a division of McGraw-Hill Companies.

                              RETIREMENT BENEFITS

  The Company's executive officers participate in the Global Officer Pension Plan, which supplements the officer's other sources of retirement income to provide the officer with the actuarial value of an annual life annuity of 65% of his final three-year average annual salary and cash bonus compensation prior to retirement from the Company, provided the officer has had at least ten years of service under the Plan and retires at age 65. Appropriate adjustments will be made if the officer has less than ten years of service under the Plan or retires before age 65. In no event will an executive officer receive a retirement benefit less than what he would have received had he remained in his home country pension plan for the duration of his employment with the Company. G. A. Ando's home country pension plan is the Company's Swedish pension plan, although the Global Officer Pension Plan will provide more, and therefore determine, the final amount of his retirement benefits.

  The following table illustrates the estimated annual benefits payable under the Company's U.S. pension plan, which is the home country pension plan for J.
L. Zabriskie, L. S. Smith, R. C. Salisbury and K. M. Cyrus, upon normal retirement. The amounts shown include additional non-qualified pension benefits, represent straight-life annuity amounts and are not subject to any offset for Social Security benefits.

                               PENSION PLAN TABLE

                                                       YEARS OF SERVICE*
                       ----------------------------------------------------------------------------------
    REMUNERATION       15 YEARS     20 YEARS      25 YEARS       30 YEARS       35 YEARS       40 YEARS*
- --------------------   ---------    ---------    -----------    -----------    -----------    -----------
$  500,000..........   $ 147,000    $ 196,000    $   245,000    $   295,000    $   307,000    $   320,000
$  700,000..........   $ 207,000    $ 276,000    $   345,000    $   415,000    $   432,000    $   450,000
$  900,000..........   $ 267,000    $ 356,000    $   445,000    $   535,000    $   557,000    $   580,000
$1,100,000..........   $ 327,000    $ 436,000    $   545,000    $   655,000    $   682,000    $   710,000
$1,300,000..........   $ 387,000    $ 517,000    $   646,000    $   775,000    $   805,000    $   840,000
$1,500,000..........   $ 447,000    $ 573,000    $   716,000    $   859,000    $   931,000    $   969,000
$1,700,000..........   $ 507,000    $ 679,000    $   849,125    $ 1,019,000    $ 1,057,000    $ 1,104,000
$1,900,000..........   $ 566,580    $ 758,860    $   949,050    $ 1,138,860    $ 1,181,420    $ 1,233,860
$2,100,000..........   $ 626,220    $ 838,740    $ 1,048,950    $ 1,258,740    $ 1,305,780    $ 1,363,740

- -------------------------
* Service in excess of 40 years is not counted under The Upjohn Retirement Plan.

  The compensation included as remuneration for the pension plan are the amounts listed under "Annual Compensation" in the Summary Compensation Table shown above. The current number of years of service credited for the following individuals at December 31, 1995, were: J. L. Zabriskie, 30 years; L. S. Smith, 37 years; R. C. Salisbury, 21 years; and K. M. Cyrus, 24 years. As noted below,
J. L. Zabriskie's retirement benefit under the Company's plans will be reduced by the value of his pension from former employment.

                             EMPLOYMENT AGREEMENTS

  Under an agreement made with J. L. Zabriskie when he originally joined Upjohn, he will receive a retirement benefit from the Company as if he had been employed by the Company for 28 years plus his actual years of service with the Company and Upjohn, less the value of his pension from former employment. This commitment was assumed by the Company following the Combination. Under an agreement made with G. A. Ando by Pharmacia and assumed by the Company, the Company will make supplemental pension contributions to his pension fund equal to approximately $315,000 over the next two years. J. L. Zabriskie, G. A. Ando and R. C. Salisbury have entered into employment agreements with the Company providing for the payment of severance benefits equal to 2.5 times (if terminated prior to December 31, 1997, and 2 times thereafter) the officer's annualized cash compensation (whether or not deferred) in the event such officer's employment is terminated by the Company other than for cause or by the employee with good reason. L. S. Smith and K. M. Cyrus did not enter into new employment agreements with the Company but will be entitled to receive severance benefits sufficient to provide a cash benefit equal to 2.5 times their annualized compensation, plus the value of any excise taxes payable on such amount, in the event their employment by the Company is terminated involuntarily or by the officer for good reason prior to November 2, 1997. In addition, provided their employment is not terminated prior to November 29, 1997, a supplemental retirement bonus will be paid to the following individuals in shares of the Company's Common Stock, together with accumulated, reinvested dividends thereon: J. L. Zabriskie, 87,629 shares; and R. C. Salisbury, 30,876 shares.

                            LONG-TERM INCENTIVE PLAN

  The Company's Long-Term Incentive Plan ("LTIP") was adopted by the Board of Directors and approved by Upjohn and Pharmacia as sole shareholders of the Company, on November 2, 1995. The maximum number of shares that may be issued under the LTIP for each calendar year is 1.25% of the total shares outstanding as of the beginning of the year, subject to adjustment for certain changes in capitalization. This number may be increased by shares available for issue in prior years that were not granted and by shares subject to any award that expires unexercised or that is forfeited, terminated or cancelled. No more than 500,000 shares of Common Stock may be granted pursuant to stock options or SARs to any participant in any calendar year, subject to adjustment for certain changes in capitalization.

  The purpose of the LTIP is to promote the long-term financial interests of the Company by encouraging officers and certain other key employees of the Company and its subsidiaries to acquire a proprietary interest in the Company, thereby providing such employees with an interest in the Company parallel to that of the Company's shareholders. The LTIP authorizes the Committee to grant incentive and non-statutory stock options as well as stock appreciation rights ("SARs"), restricted stock, performance units and other performance and incentive awards (collectively "Awards").

  Administration. The LTIP is administered by the Compensation Committee. The Committee has the authority to approve the selection of participants, determine the number of shares under, and terms of, Awards to be granted to participants, establish any regulations to further the purposes of the LTIP and interpret and administer the LTIP. The Committee may authorize the President and Chief Executive Officer of the Company to select, and determine the terms of Awards made to, participants who are not officers of the Company.

  Stock Options. The LTIP permits the granting of non-qualified stock options or stock options that are intended to qualify as incentive stock options.

  The exercise price per share of Common Stock subject to a stock option is determined by the Committee, but is expected to be not less than 100% of the fair market value of the shares on the date of the grant. The term of each option is fixed by, and options are exercisable at such time or times as determined by, the Committee. Unless extended by the Committee, upon termination of employment (other than for death or disability) a participant's options, to the extent exercisable upon termination, will remain exercisable for 90 days (or one year following death or disability). The term of each stock option will not exceed 10 years.

  Stock Appreciation Rights. The Committee may also grant SARs alone or in tandem with new or existing options. Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. The grant price and other terms of the SAR are determined by the Committee. No SAR may be exercised more than 10 years following grant, and tandem SARs will be exercisable under the same terms as the related stock options.

  Performance Shares. Awards of performance shares based on the achievement of specified performance criteria during specified performance periods of 12 months or more, as determined by the Committee, may also be granted under the LTIP. Performance Share Awards may consist of actual shares of Common Stock or units valued by reference to a designated number of shares of Common Stock. Such Awards may be paid in cash, Common Stock or any combination thereof and, unless otherwise determined by the Committee, a participant must be employed by the Company at the end of the performance period to receive payment.

  Restricted Stock. Awards of restricted stock may also be granted under the LTIP. Restricted stock is Common Stock that is subject to forfeiture and is not transferable until certain restrictions established by the Compensation Committee lapse. A participant generally will have, with respect to restricted stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends.

  Deferred Awards. Under the LTIP, the Compensation Committee may grant Awards of the right to receive shares of Common Stock that are not to be distributed until the end of a specified deferral period.

  Amendment and Termination. The Board may amend, suspend or terminate the LTIP at any time, provided that (i) no amendment that would adversely affect the rights of a participant under an Award may be made without such participant's prior written consent, and (ii) no amendment may be made without stockholder approval if such approval is required for compliance with Rule 16b-3 under the Securities Exchange Act of 1934.

  Change in Control. Upon a Change in Control of the Company (as defined in the LTIP), (i) all stock options will become vested and exercisable in full, (ii) all freestanding SARs will become vested and exercisable in full, (iii) all restrictions applicable to shares of restricted stock will lapse, (iv) all performance shares, including those granted in the form of share units, will be deemed to have been earned in full and will be paid in Common Stock and (v) all deferred awards will be paid in Common Stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the U.S. Federal income tax consequences generally arising in connection with grants of stock options under the LTIP.

  A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize any income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within such period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (a) the lesser of
(i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over (b) the exercise price, and the Company will be entitled to a corresponding deduction.

NEW PLAN BENEFITS

  The grant of Awards under the LTIP to employees, including the executive officers, is subject to the discretion of the Committee. The persons and groups of persons identified in the table below have received the following grants of stock options under the LTIP in 1996. All stock options have an exercise price equal to the fair market value of the shares subject to the option on the date of grant.

                                                                     SECURITIES UNDERLYING     AVERAGE EXERCISE
                    NAME OF INDIVIDUAL OR GROUP                       OPTIONS GRANTED (#)      PRICE PER SHARE
- -------------------------------------------------------------------  ---------------------     ----------------
J. L. Zabriskie....................................................         180,000                $37.8125
  President and Chief Executive Officer
G. A. Ando.........................................................          65,000                $37.8125
  Executive Vice President
R. C. Salisbury....................................................          65,000                $37.8125
  Executive Vice President and Chief Financial Officer
K. M. Cyrus........................................................          32,000                $37.8125
  Senior Vice President, General Counsel and Secretary
All current Executive Officers as a Group..........................         342,000                $37.8125

                              SHAREHOLDER PROPOSAL

  For approval, the following proposal must receive the affirmative vote of a majority of the total number of shares voting at the Annual Meeting of Shareholders. The name and address of the proponent of the following proposal and the number of shares of the Common Stock of the Company owned will be furnished, orally or in writing as requested, by the Secretary of the Company promptly upon receipt of any written or oral request.

          SHAREHOLDER PROPOSAL AND SHAREHOLDER'S STATEMENT IN SUPPORT

  WHEREAS, in human fertilization, the uniting of the sperm and ovum, a cellular process with unique genetic characteristics, different than the mother and father, begins.

  WHEREAS, many scientists and individuals believe a distinct human life is formed after fertilization occurs. WHEREAS, cellular evidence of personhood is admissible in a court of law.

  WHEREAS, some of the Company's products have effects that inhibit the development of this genetically distinct human life after fertilization.

  WHEREAS, any product that inhibits the development of unborn human life may be considered an abortifacient.

  WHEREAS, considering the sensitive nature of the subject of abortion, women should have as much information as possible in making informed decisions.

  RESOLVED, the shareholders request the board of directors to form a committee. The purpose of this committee would be to formulate an educational plan that would inform literate and non-literate women of the possible abortifacient action of any of the Company's products. The committee would report to the board by November 1, 1996, with their specific recommendations. This report, excluding any proprietary information, should be made available to all shareholders at that time.

         BOARD OF DIRECTORS' STATEMENT AGAINST THE SHAREHOLDER PROPOSAL

  The Board believes that women should have all appropriate information regarding any potential effects of the Company's products, including any possible abortifacient effects. However, the Company believes a woman's physician is in the best position to provide education about possible abortifacient and other effects of our products. The Company provides detailed information regarding the reproductive consequences of its products to physicians and pharmacists as part of the product labeling. In addition, much of this information is published in the Physician's Desk

Reference, which is publicly available in many libraries and bookstores. Accordingly, the Board recommends a vote AGAINST the Shareholder Proposal.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Coopers & Lybrand, LLP, and KPMG Peat Marwick, LLP, have been selected by the Board of Directors to be the Company's independent accountants. Representatives from both firms will be present at the Annual Meeting of Shareholders.

                        RECEIPT OF SHAREHOLDER PROPOSALS

  For inclusion in the Company's 1997 proxy statement, all shareholder proposals for consideration at the Annual Meeting of Shareholders of the Company to be held in 1997 must be received at the Company's executive offices by December 13, 1996. Such proposals must also comply with all other regulations of the Securities and Exchange Commission.

                                 OTHER BUSINESS

  The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in their discretion in accordance with their best judgment.

                                          By order of the Board of Directors,
                                          Kenneth M. Cyrus
                                          Secretary
Dated: April 3, 1996

                            PHARMACIA & UPJOHN LOGO

(RECYCLE LOGO)                                                       97-178 3/96

PROXY                                                                     PROXY
                           PHARMACIA & UPJOHN, INC.

                         ANNUAL MEETING, MAY 6, 1996
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints J. Ekberg and J. L. Zabriskie, and each of them, as proxies with power of substitution, to vote all the stock of PHARMACIA & UPJOHN, INC. which the undersigned has the power to vote at its Annual Meeting or at any adjournment thereof, as specified on the reverse side, and in their discretion upon such other matters as may properly come before the meeting. If applicable, this proxy shall also govern the voting of stock held for the account of the undersigned in the Company's Employee Savings Plan.

        IF YOU SIGN THIS PROXY WITHOUT MARKING ANY OVALS, THIS PROXY SHALL BE VOTED FOR ALL NOMINEES, AGAINST THE SHAREHOLDER PROPOSAL AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

                              /  / Check here for address change.

                              New Address:_____________________________
                              _________________________________________
                              _________________________________________

                              /  / Check here if you plan to attend the meeting.


97-177 2/96


                                        PLEASE MARK VOTE IN OVAL USING DARK INK ONLY.  / /
                                                     PHARMACIA & UPJOHN, INC.

[                                                                                                                                  ]

                                                                      WITHHELD
1.  NOMINEES:  Richard H. Brown, M. Kathryn Eickhoff,           FOR   from all   FOR
    Jan Ekberg, Berthold Lindqvist and Bengt Samuelsson, M.D.   all   nominees   all   nominees, except vote withheld from the
    for three-year terms.                                      /  /    /  /      /  /  following nominees:
    The Board of Directors recommends a vote FOR all nominees.                         ____________________________________________

                                                                FOR   AGAINST  ABSTAIN                                FOR   AGAINST
2.  SHAREHOLDER PROPOSAL                                       /  /    /  /     /  /   3. In their discretion on any  /  /    /  /
                                                                                          other matters properly
    The Board of Directors recommends a vote AGAINST                                      arising during the meeting
    the shareholder proposal.



                                                                                              PLEASE SIGN EXACTLY AS YOUR NAME
                                                                                              APPEARS. IF ACTING AS ATTORNEY,
                                                                                              EXECUTOR, TRUSTEE, OR IN
                                                                                              REPRESENTATIVE CAPACITY, SIGN NAME AND
                                                                                              INDICATE TITLE.
                                                                                              ______________________  ______________
                                                                                                   Signature               Date
                                                                                              ______________________  ______________
                                                                                                   Signature               Date


                                                                                              PLEASE VOTE, SIGN, DATE, AND RETURN
                                                                                              THIS PROXY CARD PROMPTLY TO HARRIS
                                                                                              TRUST AND SAVINGS BANK USING THE
                                                                                              ENCLOSED ENVELOPE.

